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HomeStreet, Inc.
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HomeStreet Announces Conclusion of Director Search Process and Planned Addition of Sandra Cavanaugh to Board of Directors

Ms. Cavanaugh will bring extensive investment management and further banking sector operational experience to the Board

Expected to be appointed at the next regular Board meeting on May 24, 2018
SEATTLE - (May 16, 2018) - HomeStreet, Inc. (NASDAQ:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (the “Bank”), today announced that the Human Resources and Corporate Governance Committee (“HRCG Committee”) of the Board of Directors (“the Board”) has completed its previously announced search for an additional director and has identified Sandra Cavanaugh for appointment to the Board. Ms. Cavanaugh is expected to be appointed as a director of both the Company and the Bank at the next regularly scheduled joint Board meeting on May 24, 2018.
Ms. Cavanaugh formerly served as CEO and President of U.S. Private Client Services at Russell Investments (“Russell”). At Russell, Ms. Cavanaugh was responsible for all advisor sold business within the U.S and oversaw the firm’s $45 billion mutual fund business. Prior to her time there, she served as an Executive Vice President at SunTrust Bank and held senior executive positions with Washington Mutual, including as president of two of their subsidiaries, WM Financial Services and WM Funds Distributor and Shareholder Services, in addition to numerous other banking and mutual fund management roles over the course of her career. Ms. Cavanaugh currently provides financial consulting services after retiring from Russell.
“We are excited to be adding Sandra to our board, and are confident that she will bring valuable insight and experience from her time as a senior executive in the asset management/mutual fund industry, as well as from her decades of leadership and operational experience in the banking sector,” said Scott M. Boggs, Lead Independent Director of HomeStreet. “We are committed to ensuring that our Board has the optimal level of diversity, mix of skill sets and leadership experience as we seek to continue evolving our business to deliver value for all shareholders. The addition of Ms. Cavanaugh should further our ability to achieve these goals.”
As previously announced in January 2018, the HRCG Committee has conducted a thorough search for a candidate who meets the stated diversity goals set out in the Company’s Principles of Corporate Governance, republished in October of 2017. Ms. Cavanaugh was identified by an external executive recruitment firm during this process.
“I look forward to joining the Board of HomeStreet and being able to provide additional investor perspective to help inform the strategic planning and decision making at the Company,” said Sandra Cavanaugh. “HomeStreet is a company that is undergoing a unique transformation, and I believe that my experience aligns well with the course the Company is charting - particularly as it further expands its business mix.”
About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services Company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company operates two primary business segments: Mortgage Banking, which originates and purchases single family residential mortgage loans, primarily for sale into secondary markets; and Commercial & Consumer Banking, including commercial real estate, commercial lending, residential construction lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

HomeStreet, Inc.
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gerhard.erdelji@homestreet.com

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